Exhibit 10.1

Amendment to the IPG Photonics Corporation
2006 Incentive Compensation Plan, as amended

4.5 Delegation of Authority

The second paragraph of Section 4.5 of the Plan is amended by replacing it with the following:
The Committee may delegate authority to the Company's Chief Executive Officer to grant specified numbers of Awards (as determined by the Committee from time to time and during such time periods determined by the Committee) to existing or prospective Employees (other than those individuals who are subject to Section 16(a) of the Exchange Act at the time of the grant) as the Chief Executive Officer determines appropriate without further action of the Committee but subject to rules and guidelines established by the Committee.